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                                                                   Exhibit 10.14
                                   AGREEMENT


This Agreement is made and entered into by The Caldor Corporation ("Caldor") and SUSAN SPRUNK (Executive").

Caldor agrees to pay to Executive the gross sum of $250,000.00 as a special bonus. Executive acknowledges receipt of such bonus.

In consideration for Caldor's payment of a special bonus, Executive agrees to pay back to Caldor the amount of the bonus (net of taxes) in the event that Executive's employment is terminated either voluntarily or otherwise for cause within two years of the date of this agreement. The amount agreed to be paid back is as follows:

     One hundred percent (100%) of special bonus if employment terminates within one (1) year from date of this agreement.

     Fifty percent (50%) of special bonus if employment terminates within two (2) years (but more than one year) from date of this agreement.

Executive agrees that, in the event Executive's employment is terminated within the above designated period and the relevant amount of the bonus is not repaid to Caldor by Executive, in whole or in part, then Caldor may offset the amount owed against any payments due to Executive from Caldor, including, without limitation, salary or bonus. However, such right of offset shall not be the sole or exclusive means of recovery of repayments owed to Caldor by Executive, and Caldor, or its assigns shall retain all other rights and remedies which may be available.

Executive acknowledges that nothing in this Agreement constitutes an agreement to employ Executive for any specified period of time or otherwise affects Caldor's right to terminate Executive's employment.

Executive further acknowledges that he/she has carefully read this Agreement, that he/she understands its terms, and that he/she voluntarily signs his/her name to it.


/s/ Susan Sprunk                      October 3, 1997
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Susan Sprunk                        Date

THE CALDOR CORPORATION


By  /s/ Dennis M Lee                  Oct 3, 1997
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                                    Date